Exhibit 10.15

FIRST NORTHERN BANK OF DIXON

SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT is entered into as of this 1st day of June, 2006, (“Effective Date”) by and between First Northern Bank of Dixon, a California-chartered, FDIC-insured bank with its main office in Dixon, California (the “Bank”), and Patrick Day, Senior Vice President (the “Executive”).

WHEREAS, the Bank desires that the Executive continue in its employ,

WHEREAS, to encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive, payable out of the Bank’s general assets,

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in §18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1 “Cause” shall have the meaning set forth in Section 5.1

1.2 “Change in Control” means any of the following events occurs:

(a) Merger: First Northern Community Bancorp merges into or consolidates with another corporation, or merges another corporation into First Northern Community Bancorp, and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of First Northern Community Bancorp immediately before the merger or consolidation,

(b) Acquisition of Significant Share Ownership: a report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 20% or more of a class of First Northern Community Bancorp’s voting securities, but this clause (b) shall not apply to beneficial ownership of First Northern Community Bancorp voting shares held in a fiduciary capacity by an entity of which First Northern Community Bancorp directly or indirectly beneficially owns 50% or more of its outstanding voting securities or voting shares held by an employee benefit plan maintained for the benefit of First Northern Bank of Dixon’s employees, or

(c) Change in Board Composition: during any period of two consecutive years, individuals who constitute First Northern Community Bancorp’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of First Northern Community Bancorp’s Board of Directors; provided, however, that for purposes of this clause (c) each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period.

1.3 “Disability” means the Executive suffers a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Bank of the carrier’s or Social Security Administration’s determination upon the request of the Bank.
1.4 “Good Reason” for purposes of this Agreement shall be defined as:

(a) a material reduction in Executive’s title or responsibilities;

(b) a reduction in base salary as in effect on the date of a Change in Control of the Bank;

(c) the relocation of the Executive’s principal executive office so that Executive’s one-way commute distance from Executive’s residence is increased by more than forty (40) miles;

(d) the adverse and substantial alteration in the nature and quality of the office space within which the Executive performs his duties, including the size and location thereof, as well as the secretarial and administrative support provided to the Executive;

(e) the failure by the Bank to continue to provide the Executive with compensation and benefits substantially similar to those provided to him under any of the employee benefit plans in which the Executive becomes a participant, or the taking of any action by the Bank which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by him at the time of the Change in Control; or

(f) the failure of the Bank to obtain a satisfactory agreement from any successor or assign of the Bank to assume and agree to perform this Agreement, as contemplated in Section 7.5 hereof.

1.5 “Normal Retirement Age” means age 65.

1.6 “Normal Retirement Date” means the later of the date the executive attains Normal Retirement Age or the Executive’s Termination of Employment with the Bank.

1.7 “Person” means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

1.8 “Plan Year” means the calendar year ending on December 31.

1.9 “Termination of Employment” means the Executive shall have ceased to be employed by the Bank for any reason whatsoever, excepting a leave of absence approved by the Bank. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of termination of the Executive’s employment, the Bank shall have the sole and absolute right to decide the dispute, unless a Change in Control shall have occurred within 24 months before termination of employment.

ARTICLE 2

LIFETIME BENEFITS

2.1 Normal Retirement Benefit. Upon the Executive’s Termination of Employment at on a Normal Retirement Date, for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2.1 instead of any other benefit under this Agreement.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $50,000.

2.1.2 Payment of Benefit. Beginning with the month after the Executive’s Normal Retirement Date, the Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the first day of each month. The annual benefit shall be paid to the Executive for 10 years.

2.2 Early Termination Benefit. Upon the Executive’s voluntary Termination of Employment prior to a Normal Retirement, the Bank shall not pay any benefits under this agreement to the Executive or the Executive’s Beneficiaries.

2.3 Disability Benefit. If the Executive terminates employment because of Disability before a Normal Retirement Date, the Bank shall pay to the Executive the benefit described in this Section 2.3 instead of any other benefit under this Agreement.

2.3.1 Amount of Benefit. The benefit under this Section 2.3 is $50,000 multiplied by (1) a fraction the numerator of which is the number of full calendar years and months between the executive’s date of hire and the Executive’s Termination of Employment and the denominator of which is the number of full calendar years and months between the Executive’s date of hire and the earliest possible Normal Retirement Date, and (2) an interest discount factor determined using an 8.3% interest rate reflecting the number of full calendar years and months that benefit payments commence prior to age 65.

2.3.2 Payment of Benefit. Beginning with the month after Termination of Employment due to Disability, the Bank shall pay the Disability Annual Benefit amount to the Executive in 12 equal monthly installments on the first day of each month. The annual benefit shall be paid to the Executive for 10 years.

2.4 Change-in-Control Benefit. If the Executive’s employment with the Bank terminates involuntarily within 24 months after the first occurrence of a Change in Control or in the event the Executive terminates employment voluntarily for Good Reason within 24 months of such Change in Control, the Bank shall pay to the Executive the benefit described in this Section 2.4 instead of any other benefit under this Agreement. However, no benefits shall be payable under this Agreement if the Executive’s employment is terminated under Article 5 of this Agreement.

2.4.1 Amount of Benefit: The Change-in-Control Benefit under this Section 2.4 is $345,712 multiplied by an interest discount factor calculated using an interest rate equal to the 10-year US Treasury bill rate at the Plan Year ending immediately before the date on which the Termination of Employment occurs and reflecting the number of full calendar years and months that the benefit payment occurs prior to age 65.

2.4.2 Payment of Benefit: The Bank shall pay the Change-in-Control benefit under Section 2.4 of this Agreement to the Executive in one lump sum within three days after the Executive’s Termination of Employment.

ARTICLE 3

DEATH BENEFITS

If the Executive dies prior to Termination of Employment and before the Executive’s Normal Retirement Age, the Bank shall pay to the Executive’s beneficiary(ies) a lump sum payment equal to $750,000 in lieu of any other benefit payable hereunder.

If the Executive dies prior to Termination of Employment and on or after the Executive’s Normal Retirement Age, the Bank shall pay to the Executive’s beneficiary(ies) the benefit described in Section 2.1 assuming the Executive had retired on the Executive’s date of death, commenced payments and lived to receive all such payments.

If the Executive dies following Termination of Employment, the Bank shall pay to the Executive’s beneficiary(ies) the remaining benefit payments that the Executive would have received had the Executive lived to receive all benefits payable under this agreement.

ARTICLE 4

BENEFICIARIES

4.1 Beneficiary Designations. The Executive shall designate a beneficiary or beneficiaries by filing a written designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will be effective only if signed by the Executive and accepted by the Bank during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Bank may require such proof of incapacity, minority or guardianship as the Bank deems appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for such benefit.

ARTICLE 5

GENERAL LIMITATIONS

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Bank terminates the Executive’s employment for:

(a) Gross negligence or gross neglect of duties,

(b) Commission of a felony or commission of a misdemeanor involving moral turpitude, or

(c) Fraud, disloyalty, dishonesty, or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and, in the Bank’s sole judgment, resulting in an adverse effect on the Bank.

5.2 Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Executive commits suicide within two years after the date of this Agreement and while employed at the Bank, or if the Executive has made or makes any material misstatement of fact on any application for life insurance purchased by the Bank.

5.3 Removal. If the Executive is removed from office or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

5.4 Insolvency. If the Commissioner of the California Department of Financial Institutions appoints the Federal Deposit Insurance Corporation as receiver for the Bank under California Financial Code §3220-3225, all obligations under this Agreement shall terminate as of the date of the Bank’s declared insolvency.

ARTICLE 6

CLAIMS AND REVIEW PROCEDURES

6.1 Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

6.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.1.3.1 The specific reasons for the denial,

6.1.3.2 A reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3 A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4 An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

6.1.3.5 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

6.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

6.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.2.5.1 The specific reason for the denial,

6.2.5.2 A reference to the specific provisions of the Agreement on which the denial is based,

6.2.5.3 A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a)

ARTICLE 7

MISCELLANEOUS

7.1 Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

7.2 Amendments and Termination. This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.

7.3 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

7.4 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.5 Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred. The Bank’s failure to obtain such an assumption agreement before the succession becomes effective shall be considered a breach of this Agreement and shall entitle the Executive to the Change-in-Control benefit provided in Section 2.4.

7.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.7 Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws of such state.

7.8 Unfunded Arrangement. The Executive and his beneficiary(ies) are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and beneficiary have no preferred or secured claim.

7.9 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

7.10 Administration. The Bank shall have the powers that are necessary to administer this Agreement, including but not limited to the power to:

(a) interpret the provisions of the Agreement,

(b) establish and revise the method of accounting for the Agreement,

(c) maintain a record of benefit payments, and

(d) establish rules and prescribe forms necessary or desirable to administer the Agreement.

7.11 Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operational responsibilities of the plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

7.12 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the remainder of such provision, not held so invalid, and the remainder of such provision, together with all other provisions of this Agreement shall, to the full extent consistent with the law, continue in full force and effect.

7.13 Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.14 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

(a) If to the Bank, to: Board of Directors First Northern Bank of Dixon 195 North First Street P.O. Box 547 Dixon, California 95620

(b) If to the Executive, to:

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

7.15 Payment of Legal Fees. The Bank is aware that upon the occurrence of a Change in Control, then current management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement would be frustrated. It is the intention of the Bank that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder, and it is the intention of the Bank that the Executive not be forced to negotiate settlement of his rights under this Agreement under threat of incurring such expenses. Accordingly, if after a Change in Control occurs it should appear to the Executive that (a) the Bank has failed to comply with any of its obligations under this Agreement, or (b) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of his choice at the expense of the Bank as provided in this Section 7.15, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder or other person affiliated with the Bank, in any jurisdiction. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $250,000. The Bank’s obligation to pay the Executive’s legal fees provided by this Section 7.15 operates separately from, and in addition to, any legal fee reimbursement obligation the Bank or the Bank’s parent First Northern Community Bancorp may have with the Executive by virtue of any separate employment, severance, or other agreement between the Executive and the Bank or First Northern Community Bancorp.

7.16 Internal Revenue Code Section 280G Gross Up.

(a) If as a result of a Change in Control the Executive becomes entitled to acceleration of benefits under this Salary Continuation Agreement or under any other plan or agreement of or with the Bank or First Northern Community Bancorp (together, the “Total Benefits”), and if any of the Total Benefits will be subject to the Excise Tax as set forth in Sections 280G and 4999 of the Internal Revenue Code of 1986 (the “Excise Tax”), the Bank shall pay to the Executive the following additional amounts, consisting of (1) a payment equal to the Excise Tax payable by the Executive on the Total Benefits under Section 4999 of the Internal Revenue Code (the “Excise Tax Payment”), and (2) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll and excise taxes. Together, the additional amounts described in clauses (1) and (2) are referred to in this Agreement as the “Gross-Up Payment Amount.” Payment of the Gross-Up Payment Amount shall be made in addition to the amount set forth in Section 2.4 hereof.

(b) For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and the amount of such Excise Tax,

(1) any other payments or benefits received or to be received by the Executive (whether under the terms of this Agreement or any other agreement, or other plan or arrangement with the Bank or First Northern Community Bancorp, any person whose actions result in a Change in Control or any person affiliated with First Northern Community Bancorp or such person) in connection with a Change in Control or the Executive’s termination of employment shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Internal Revenue Code, and all “excess parachute payments,” within the meaning of Section 280G(b)(1), shall be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by the First Northern Community Bancorp as of the date immediately before the Change in Control (the “Accounting Firm”), such other payments or benefits (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4) of the Internal Revenue Code, or are otherwise not subject to the Excise Tax,

(2) the amount of the Total Benefits which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (1) above), and

(3) the value of any noncash benefits or any deferred payment or benefit shall be determined by First Northern Community Bancorp’s Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Internal Revenue Code.

(c) For purposes of determining the Gross-Up Payment Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment Amount is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of employment, net of the reduction in federal income taxes that could be obtained from deduction of state and local taxes (calculated by assuming that any reduction under Section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes).

(d) If the Excise Tax is later determined to be less than the amount taken into account hereunder at the time of termination of the Executive’s employment, the Executive shall, when the amount of such reduction in Excise Tax is finally determined, repay to the Bank the portion of the Gross-Up Payment Amount attributable to the reduction (plus that portion of the Gross-Up Payment Amount attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment Amount being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction). If the Excise Tax is later determined to be more than the amount taken in account hereunder at the time of termination of the Executive’s employment (including any payment the existence or amount of which cannot be determined at the time the Gross-Up Payment Amount is paid), the Bank shall make an additional Gross-Up Payment Amount to the Executive of the excess (plus any interest, penalties or additions payable by the Executive on the excess) when the amount of the excess is finally determined.

7.17 Accounting Firm Gross-Up Determination.

(a) Subject to the provisions of Section 7.16, all determinations required to be made under this Section 7.17, including whether and when a Gross-Up Payment Amount is required, the Gross-Up Payment Amount and the assumptions used to arrive at such determination shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Bank and the Executive within 15 business days after receipt of notice from the Bank or the Executive that there has been a Gross-Up Payment Amount, or such earlier time as is requested by the Bank (the “Determination”).

(b) If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).

(c) All fees and expenses of the Accounting Firm shall be borne solely by First Northern Community Bancorp or the Bank and First Northern Community Bancorp or the Bank shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

(d) If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

(e) Determinations by the Accounting Firm shall be binding upon the Bank and the Executive.

(f) As a result of the uncertainty in determining whether any of the Total Benefits will be subject to the Excise Tax at the time of the Determination, it is possible that a Gross-Up Payment Amount will not have been made by the Bank that should have been made (an “Underpayment”), or that a Gross-Up Payment Amount will have been made that should not have been made (an “Overpayment”). If the Executive is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and the Underpayment (together with interest at the rate provided in Section 1274(d)(2)(B) of the Internal Revenue Code) shall be promptly paid by the Bank to or for the benefit of the Executive. If the Gross-Up Payment Amount exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made, and the Overpayment (together with interest at the rate provided in Section 1274(d)(2)(B) of the Internal Revenue Code) shall be promptly paid by the Executive to or for the benefit of the Bank. If his expenses are reimbursed by the Bank, the Executive shall cooperate with any reasonable requests by the Bank in any contests or disputes with the Internal Revenue Service concerning the Excise Tax.

7.18 Termination or Modification of Agreement by Reason of Changes in the Law, Rules or Regulations. The Bank is entering into this agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If said assumptions should materially change and said change has a material detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly, subject to obtaining the written consent of the Executive, which shall not be unreasonably withheld.

7.19 Advice of Counsel. Before signing this Agreement, Executive either (i) consulted with and obtained advice from Executive’s independent legal counsel in respect to the legal nature and operations of this Agreement, including its impact on Executive’s rights, privileges and obligations, or (ii) freely and voluntarily decided not to have the benefit of such consultation and advice with legal counsel.

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement as of the day and year first written above.

THE EXECUTIVE:	THE BANK:
FIRST NORTHERN BANK OF DIXON

By:
Patrick Day
Its:

BENEFICIARY DESIGNATION

FIRST NORTHERN BANK OF DIXON

SALARY CONTINUATION AGREEMENT

Patrick Day

I designate the following as beneficiary of any death benefits under this Salary Continuation Agreement:

Primary: _________________________

Contingent: _______________________

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:
Patrick Day

Date:

Accepted by the Bank this _________ day of ______________, 200__.

By:

Title: